FirstEnergy Corp.                        For Immediate Release
76 South Main Street
Akron, Ohio 44308

Contact for Ohio Edison         Contact for Centerior
 Company:                        Energy Corp.:
Ralph J. DiNicola               Todd Schneider
330-384-5939                    216-447-3200
www.ohioedison.com              www.centerior.com




             Ohio Edison and Centerior Energy Shareholders
                Approve Merger Under FirstEnergy Corp.


     Akron, Ohio, March 27, 1997 - Shareholders of Ohio Edison Company (NYSE: OEC) and Centerior Energy Corp. (NYSE: CX) today overwhelmingly approved the proposed merger of their companies under FirstEnergy, which will become a new holding company for Ohio Edison and its subsidiary, Pennsylvania Power Company, and Centerior's operating units, The Cleveland Electric Illuminating Company and The Toledo Edison Company.

     The merger was approved by holders of approximately 97 percent of the shares voted at Ohio Edison's special shareholder meeting today in Akron, and by holders of approximately 98 percent of the shares voted at Centerior's meeting in Mayfield Heights, Ohio.

     Ohio Edison Chairman and Chief Executive Officer Willard
R. Holland, who will become FirstEnergy's chairman, president and chief executive officer, said, "Today's vote was a giant step toward realizing the benefits we expect from our merger
- creation of a larger, stronger company better positioned to enhance near- and long-term value for shareholders, to offer customers a wider range of energy-related products and services at lower prices, and to provide employees with better career opportunities. We are working to complete the merger during 1997 so that we can begin realizing its benefits as soon as possible."

     Of the 153 million shares of Ohio Edison common stock outstanding, holders voted approximately 127 million shares, or 83 percent, for the merger; 4 million, or 2 percent, against; and 1 million, or less than 1 percent, to abstain. Of the 148 million shares of Centerior stock, holders voted approximately 128 million shares, or 87 percent, for the merger; 2 million, or 1 percent, against; and 1 million, or less than 1 percent, to abstain. The merger needed approval by


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holders of at least two-thirds of Ohio Edison's outstanding shares of common stock and by a majority of Centerior's.

     Centerior Chairman, President and Chief Executive Officer Robert J. Farling, who will serve as vice chairman of FirstEnergy, said, "Our merger will lead to substantial savings and operational efficiencies, which should further improve our new company's cash flow and financial position.
In addition, our larger, more diverse region is a national leader in attracting new businesses and jobs, which should further enhance FirstEnergy's prospects for solid financial performance and growth."

     FirstEnergy has already received other key approvals in the merger process. FirstEnergy's Rate Reduction and Economic Development Plan - which will provide interim price reductions through 2005 and a decrease that will average 15 percent for all customers in 2006 - was approved by the Public Utilities Commission of Ohio in January, and the merger received the approval of the Pennsylvania Public Utility Commission in February. Federal regulatory agencies that still need to act on the merger include the Federal Energy Regulatory Commission, the Securities and Exchange Commission, the Nuclear Regulatory Commission and the Department of Justice.

     FirstEnergy, headquartered in Akron, Ohio, will become the nation's 11th largest investor-owned electric system, based on annual electric sales of 64 billion kilowatt-hours. FirstEnergy will serve 2.1 million customers within 13,200 square miles of northern and central Ohio and western Pennsylvania. As of December 31, 1996, the combined assets of Ohio Edison and Centerior exceeded $18 billion and annual revenues were $5 billion.




















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